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                                                                    EXHIBIT 10.6

                               AMENDMENT NO. 1 TO

                         TRAVELCENTERS OF AMERICA, INC.

                            1997 STOCK INCENTIVE PLAN

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of TravelCenters of America, Inc., a Delaware company (the "Company"), desires to grant options to certain officers, directors and key employees under the TravelCenters of America, Inc. 1997 Stock Incentive Plan (the "Plan"); and

         WHEREAS, there is an insufficient number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), available for issuance under the Plan for the aforementioned option grants to be made; and

         WHEREAS, the Board of Directors of the Company desires that the Plan be amended to increase the number of shares of Common Stock available for issuance in order that the aforementioned option grants may be made; and

         WHEREAS, the Board of Directors of the Company desires that certain other provisions of the Plan be amended; and

         WHEREAS, Section 3.1(a) permits the Board to amend the Plan without shareholder approval except in limited circumstances absent here; and

         WHEREAS, the Board has approved the amendments to the Plan as set forth herein.

         NOW, THEREFORE, effective as of January 1, 2000, the Plan shall be amended as hereinafter described:

1. Section 1.5(a) shall be amended and restated in its entirety to read as follows:

         "(a) Subject to Sections 2.2(c) (relating to adjustments for payments covering fractional shares) and 3.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which options and unrelated stock appreciation rights may be granted under the Plan shall be equal to the excess (if any) of (i) 900,000 shares of Common Stock, over (ii) the sum of (A) the number of shares of Common Stock subject to outstanding options and outstanding unrelated stock appreciation rights granted under the Plan, (B) the number of shares previously issued pursuant to the exercise of


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         options granted under the Plan, and (C) the number of shares in respect of which related and unrelated stock appreciation rights granted under the Plan shall have been previously exercised. In accordance with (and without limitation upon) the preceding sentence, shares of Common Stock covered by options or unrelated stock appreciation rights granted under the Plan which expire, terminate, or are canceled for any reason whatsoever without the grantee (or the grantee's beneficiary) having enjoyed any of the benefits of stock ownership (other than voting rights or dividends that are forfeited) shall again become available for awards under the Plan."

2. Section 3.11(c) shall be amended and restated in its entirety to read as follows::

         "(c) Except as otherwise provided in a Plan agreement (including a Plan agreement that provides for vesting upon a change of control as otherwise defined), in the event that a "Change of Control" or an "IPO" (as such terms are defined in Section 3.11(e) below) is effective prior to January 1, 2001, then upon the consummation of the Change of Control or IPO: (i) all outstanding options and unrelated stock appreciation rights granted under the Plan with respect to the calendar year in which such Change of Control or IPO is effective (including any such awards which were granted with respect to a prior calendar year and which did not then vest and become exercisable, which were regranted with respect to the calendar year in which such Change of Control or IPO is effective) to the "Eligible Grantees" (as defined below) shall immediately become fully vested and exercisable and (ii) any options and unrelated stock appreciation rights granted under the Plan to each Eligible Grantee with respect to each calendar year after the calendar year in which such Change of Control or IPO is effective, as evidenced by a Plan agreement executed by the Eligible Grantee shall immediately be granted and become fully vested and exercisable. Except as otherwise provided in a Plan agreement (including a Plan agreement that provides for vesting upon a change of control as otherwise defined), the option price for each such option (and the appreciation base for each such unrelated stock appreciation right) described in clause (ii) in the preceding sentence shall be the option exercise price for the most recent option granted under the Plan in the event of a Change of Control, or the price per share at which shares of Common Stock are offered in the IPO in the event of an IPO. The term "Eligible Grantee" means an individual who has been granted an award under the Plan and who remains actively employed by the Company or its Affiliates on the effective date of the Change of Control or IPO. Except as otherwise provided in a Plan agreement (including a Plan agreement that provides for vesting upon a change of control as otherwise defined), there shall be no acceleration of the grant, vesting or exercisability of any award under the Plan if a Change of Control or IPO becomes effective after December 31, 2000. A Change of Control or IPO shall not cause any award granted under the Plan with respect to any calendar year prior to the calendar year in which the Change of Control or IPO becomes effective to become further vested or exercisable."



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3.       Section 3.11(e) shall be amended and restated in its entirety as follows:

         "(e) Except as otherwise provided in a Plan agreement, the following terms shall have the meanings ascribed to them as set forth in this
         Section 3.11(e). The term "Change of Control" means either (i) a person or "group" within the meaning of section 13(d)(3) of the Act but excluding any underwriter participating in a public offering of the Company's securities) acquiring or having beneficial ownership of securities (including options, warrants, rights and convertible and exchangeable securities) having a majority of the ordinary voting power of the capital stock of the Company (assuming exercise or conversion solely of the securities held by such person or group), (ii) the election of a majority of the directors of the Company who are not currently directors of the Company and are not designated or approved by a majority of the Company's current directors or their designated or approved successors, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company. The term "IPO" means an offering of Common Stock of the Company registered under the Securities Act of 1933, as amended from time to time, or any successor act. The term "Permanent Disability" means the physical or mental inability of the grantee to perform, consistent with past practice, the grantee's duties (including such duties as specified in any employment agreement) for at least 12 consecutive months. The term "Good Reason" means a resignation by the grantee as a result of one or both of the following events: (i) a material reduction in the grantee's aggregate compensation, duties or title with respect to the Company or any of its Affiliates (other than nonsubstantive, titular or nominal changes); or
         (ii) a material breach of any employment agreement of the grantee by the Company or any of its Affiliates unless such breach is substantially cured within a reasonable period of time after written notice advising the Company of the acts or omissions constituting such breach is actually received by the Company in accordance with the notice provisions of such employment agreement. The term "Indebtedness" means any amount borrowed by a grantee from the Company in connection with a purchase by the grantee of Common Stock."




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